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                                   EXHIBIT 5.1

                                 June 12, 1998


StaffMark, Inc.
302 East Millsap
Fayetteville, AR 72703

Re:     Registration of Shares Pursuant to Registration Statement on Form S-3

Ladies and Gentlemen:

         I am the Executive Vice President-General Counsel of StaffMark, Inc., a Delaware corporation (the "Company"), and have acted as counsel to the Company in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-3 (the "Registration Statement") relating to an aggregate of 575,132 shares of the Company's Common Stock, par value $.01 per share, to be sold by certain selling shareholders of the Company (the "Shares").

         In so acting, I have examined originals, or copies certified or otherwise identified to my satisfaction, of the Certificate of Incorporation of the Company, as amended, the Amended and Restated By-laws of the Company and such other documents, records, certificates and other instruments as in my judgment are necessary or appropriate for purposes of this opinion.

         Based on the foregoing, I am of the opinion that the Shares have been duly authorized and validly issued by the Company and are fully paid for and non-assessable. I render this opinion as a member of the Bar of the State of Arkansas and the District of Columbia and express no opinion as to any law other than the General Corporation law of the State of Delaware.

         I consent to the use of this opinion as an exhibit to the Registration Statement and to the use of my name under the caption "Legal Matters" in the Registration Statement. In giving this consent, I do not admit that I am acting within the category of persons whose consent is required under Section 7 of the Act.

                                        Very truly yours,

                                        STAFFMARK, INC.

                                        /s/ GORDON Y. ALLISON

                                        Gordon Y. Allison, Esq.
                                        Executive Vice President-General Counsel